UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 19, 2011

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On July 19, 2011, TMX Finance LLC (the “Company”) and TitleMax Finance Corporation (together with the Company, the “Issuers”) commenced a proposed offering of $50 million in aggregate principal amount of their 13 1/4% Senior Secured Notes due 2015 (the “Notes”). The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This Current Report on Form 8-K does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This Current Report on Form 8-K contains forward-looking statements regarding the Company based on current expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of these statements are beyond the Company’s ability to control or predict. The Company does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the offering of the Notes, the Issuers disclosed certain information in an offering memorandum to prospective investors, including the information set forth below. The terms “we,” “our” and “us” refer to the Company. Not all of the information contained in the offering memorandum appears below. Accordingly, certain sections referred to in cross references and certain definitions do not appear below.

“Recent Results

During our second fiscal quarter ended June 30, 2011, we continued to execute our growth strategy and opened or acquired 89 new stores. We opened 49 stores in Texas after completing software development efforts necessary to enable us to do business in the state. In addition, we entered Nevada, Arizona and Florida by acquiring and opening 18 stores in Las Vegas, opening 6 stores in Tucson and opening 1 store in Pensacola. We opened the remaining 15 stores in existing markets. The number of new stores added in the second quarter was higher than our historical rate because of (1) the timing of opening stores in Texas being dependent on software development that was completed in the second quarter and (2) the acquisition of the Nevada stores.

We are in the process of finalizing our results of operations and other financial and operating data for the quarter ended June 30, 2011. While full financial information and operating data as of and for such period is not available, the information below is based on management’s preliminary estimates from currently available information. For the quarter ended June 30, 2011, due in part to the addition of the new stores discussed above, we expect our fee and interest income and title loans receivable to increase and our EBITDA margin to decrease when compared to the same period in 2010. Our results for the first two quarters of 2011 were impacted by a change in our estimation method for the allowance for loan losses to include a seasonality factor. The provision for loan losses for the second quarter of 2011 was approximately $6 million higher than it would have been under the method used in 2010, and the provision for loan losses for the first quarter of 2011 was approximately $6 million lower than it would have been under the method used in 2010. This change in estimation method is a non-cash change in estimate that does not impact the year to date results through June 30, 2011, and which will not impact this year. Net charge-offs through June 30, 2011 are consistent with historical trends and are estimated to be slightly better than net charge-offs for the same period in 2010.

Because the quarter ended June 30, 2011 has recently ended, the unaudited financial information presented above for such quarter reflects estimates based only upon preliminary information available to us as of the date of this offering memorandum, is not a comprehensive statement of our financial results or position as of or for such quarter and has not been reviewed by our independent registered public accounting firm. Our combined financial statements and operating data as of and for the quarter ended June 30, 2011 will not be available until after this offering is completed and may vary from the preliminary financial information we have provided. Accordingly, you should not place undue reliance on this preliminary information. These anticipated results as of and for the quarter ended June 30, 2011 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “—Summary Historical and As Adjusted Consolidated Financial Data” and our consolidated financial statements included elsewhere in this offering memorandum.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Donald E. Thomas
Donald E. Thomas
Date: July 19, 2011		Chief Financial Officer